SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 9, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its April and year-to-date preliminary traffic statistics.

The Company flew 10.4 billion revenue passenger miles (RPMs) in April 2016, an increase of 4.7 percent from the 9.9 billion RPMs flown in April 2015. Available seat miles (ASMs) increased 4.3 percent to 12.4 billion in April 2016, compared with April 2015 ASMs of 11.9 billion. The April 2016 load factor was a record for the month of April at 83.4 percent, compared with 83.1 percent in April 2015. Based on these results and current trends, the Company continues to expect a modest increase in its second quarter 2016 operating revenue per ASM (RASM) as compared with second quarter 2015.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the Company’s ability to timely and effectively maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; and (iv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

APRIL
	2016	2015	Change
Revenue passengers carried	10,340,882	9,985,964	3.6%
Enplaned passengers	12,606,212	12,195,952	3.4%
Revenue passenger miles (000s)	10,358,780	9,898,455	4.7%
Available seat miles (000s)	12,425,733	11,911,680	4.3%
Load factor	83.4%	83.1%	0.3 pts.
Average length of haul	1,002	991	1.1%
Trips flown	109,219	107,578	1.5%

YEAR-TO-DATE
	2016	2015	Change
Revenue passengers carried	38,944,361	36,428,960	6.9%
Enplaned passengers	47,234,653	44,294,910	6.6%
Revenue passenger miles (000s)	38,766,944	35,759,322	8.4%
Available seat miles (000s)	47,693,882	44,209,145	7.9%
Load factor	81.3%	80.9%	0.4 pts.
Average length of haul	995	982	1.3%
Trips flown	423,756	404,148	4.9%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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SW-T